Exhibit 99.1

News Release
Republic First Bancorp, Inc.
January 28, 2019

REPUBLIC FIRST BANCORP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS
LOANS INCREASE BY 24% AND DEPOSITS GROW 16%

Philadelphia, PA, January 28, 2019 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended December 31, 2018.

Q4-2018 Highlights

●
Income before tax increased by 70% to $10.2 million for the twelve months ended December 31, 2018 compared to $6.0 million for the twelve months ended December 31, 2017. We continue to open new stores and increase profitability despite the additional costs associated with the expansion strategy.

●	Total deposits increased by $330 million, or 16%, to $2.4 billion as of December 31, 2018 compared to $2.1 billion as of December 31, 2017.

●
New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $27 million per year, while the average deposit growth for all stores over the last twelve months was approximately $14 million per store.

●	Total loans grew $274 million, or 24%, to $1.4 billion as of December 31, 2018 compared to $1.2 billion at December 31, 2017.

●	Total revenue grew by 24% during the year ended December 31, 2018 while non-interest expense increased by 11% when compared to the year ended December 31, 2017.

“The Power of Red is Back” expansion strategy continues to build momentum. As recently announced, Republic Bank is moving forward with plans to expand into New York City. Sites for several new stores have been identified in Manhattan with two to four stores projected to open during 2019.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“2018 was another exceptional year for ‘The Power of Red is Back’ growth campaign. Four new stores were opened during 2018 using our distinctive glass prototype building. Despite the significant investments required to execute our growth and expansion strategy, we were able to demonstrate significant improvement in profitability as net income before taxes increased by 70% year over year.  Loans increased by 24% and deposits grew by 16%. Customer accounts increased 29% as we continue to welcome new Fans every day.   With the momentum we have generated in the Metro Philadelphia market combined with our expansion in to New York City during 2019 we believe the best is yet to come.”

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

“To support our growth and expansion efforts, we continue to add top talent to our team.  We’ve recently announced the addition of Joe Tredinnick as the Market President of Pennsylvania. In addition, we continue to invest in technology and enhance our product offerings. It is our goal to deliver the best banking experience through every channel…..in-store, online, and mobile options.”

A summary of the financial results for the period ended December 31, 2018 can be found in the following table:

	Twelve Months Ended
($ in millions, except per share data)	12/31/18	12/31/17	% Change

Assets	$ 2,753.3	$ 2,322.3	19%
Loans	1,436.6	1,162.3	24%
Deposits	2,392.9	2,063.3	16%
Total Revenue	$ 112.4	$ 90.9	24%
Income Before Tax	10.2	6.0	70%
Net Income *	8.6	8.9	(3%)
Net Income per Share	$ 0.15	$ 0.15	-%

* Note:
Net income for the period ended 12/31/18 reflects an increased provision for federal and state income taxes which did not have the same impact on 2017 results due to an adjustment to the deferred tax asset valuation allowance recorded by the Company.

Financial Highlights for the Period Ended December 31, 2018

●	Total assets increased by $431 million, or 19%, to $2.8 billion as of December 31, 2018 compared to $2.3 billion as of December 31, 2017.

●
Demand deposits represent the fastest growing segment of the Company’s deposit base. These deposits grew by $315 million to $1.6 billion over the last 12 months, including growth of 18% in non-interest bearing demand deposit balances.

●	Net income before tax grew by 70% to $10.2 million for the twelve months ended December 31, 2018 compared to $6.0 million for the twelve months ended December 31, 2017.

●
We have twenty-five convenient store locations open today. During the fourth quarter of 2018 we opened new stores in Evesboro and Somers Point, NJ. Construction is underway on sites in Lumberton, NJ and Feasterville, PA. There are also multiple sites in various stages of development for future store locations.

●	Expansion into New York City is scheduled to begin in 2019. The Company is planning to open two to four new stores in Manhattan in the coming year.

●	Asset quality continues to improve. The ratio of non-performing assets to total assets declined to 0.60% as of December 31, 2018 compared to 0.94% as of December 31, 2017.

●
The Company converted $10.6 million of outstanding trust preferred securities to 1.6 million shares of common stock during the first quarter of 2018. This conversion will result in a reduction of interest expense of approximately $0.9 million on an annual basis going forward.

●
The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Oak has originated more than $360 million in loans during the twelve month period ended December 31, 2018.

●
Meeting the needs of small business customers continued to be an important part of the Company’s lending strategy.  More than $10 million in new SBA loans were originated during the three month period ended December 31, 2018. Republic Bank is currently ranked as the #1 SBA lender in New Jersey based on the dollar volume of loan originations.

●	The Company’s Total Risk-Based Capital ratio was 15.03% and Tier I Leverage Ratio was 9.35% at December 31, 2018.

●	Book value per common share increased to $4.17 as of December 31, 2018 compared to $3.97 as of December 31, 2017.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended			Twelve Months Ended
	12/31/18	12/31/17	% Change	12/31/18	12/31/17	% Change
Total Revenue	$ 30,181	$ 24,421	24%	$ 112,396	$ 90,946	24%
Provision for Loan Losses	600	400	50%	2,300	900	156%
Non-interest Expense	22,057	21,622	2%	83,721	75,276	11%
Income (Loss) Before Taxes	2,211	(143)	n/m	10,205	5,986	70%
Provision (Benefit) for Taxes	54	(2,881)	n/m	1,578	(2,919)	n/m
Net Income	2,157	2,738	(21%)	8,627	8,905	(3%)
Net Income per Share	$ 0.04	$ 0.05	(20%)	$ 0.15	$ 0.15	-%

The Company reported net income of $2.2 million, or $0.04 per share, for the three month period ended December 31, 2018, compared to $2.7 million, or $0.05 per share, for the three month period ended December 31, 2017.  Net income for the twelve month period ended December 31, 2018 was $8.6 million, or $0.15 per share, compared to net income of $8.9 million, or $0.15 per share, for the twelve months ended December 31, 2017.

During 2017, the Company recorded a benefit for federal and state income taxes due to the reversal of the deferred tax asset valuation allowance recorded on the balance sheet in the fourth quarter of last year. Income Before Taxes grew by 70% to $10.2 million during the year ended December 31, 2018, compared to $6.0 million for the year ended December 31, 2017. The significant improvement in pre-tax profitability has been achieved despite the ongoing investments and expenditures required for the growth and expansion strategy.

Total revenue increased by $5.8 million, or 24%, to $30.2 million for the three month period ended December 31, 2018, compared to $24.4 million for the three month period ended December 31, 2017.  Total revenue for the twelve month period ended December 31, 2018 increased by $21.5 million, or 24%, to $112.4 million. The increase in revenue is primarily attributable to higher interest income as a result of the strong growth in interest-earning assets over the last twelve months driven by the Company’s “Power of Red is Back” expansion program.

The increase in total revenue for both the three month period (24%) and twelve month period (24%) ended December 31, 2018 exceeded the growth in non-interest expense for the three month period (2%) and the twelve month period (11%) ended December 31, 2018 which demonstrates the effect that our growth strategy will have on the profitability of the Bank.

Non-interest expenses increased by 2%, to $22.1 million during the quarter ended December 31, 2018 compared to $21.6 million during the quarter ended December 31, 2017. Non-interest expenses increased by 11%, to $83.7 million during the twelve month period ended December 31, 2018 compared to $75.3 million during the twelve months ended December 31, 2017. The growth in expenses were mainly caused by an increase in salaries and employee benefits driven by annual merit increases along with increased staffing levels related to our growth and expansion strategy. Occupancy and equipment expenses associated with the growth strategy also contributed to the increase in non-interest expenses.

The provision for income taxes was $54 thousand for the three month period ended December 31, 2018 compared to a benefit for income taxes in the amount of $2.9 million for the three month period ended December 31, 2017. The Company began recognizing an increased provision for federal and state income taxes during 2018 after reversing its deferred tax asset valuation allowance during the fourth quarter of 2017.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	12/31/18	12/31/17	% Change	09/30/18	% Change

Total assets	$ 2,753,297	$ 2,322,347	19%	$ 2,657,206	4%
Total loans (net)	1,427,983	1,153,679	24%	1,370,704	4%
Total deposits	2,392,867	2,063,295	16%	2,400,358	-%

Total assets increased by $431.0 million, or 19%, as of December 31, 2018 when compared to December 31, 2017.  Deposits grew by $329.6 million to $2.4 billion as of December 31, 2018 compared to $2.1 billion as of December 31, 2017. The number of deposit accounts has grown by 29% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company’s aggressive growth strategy referred to as “The Power of Red is Back.”

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	12/31/18	12/31/17	% Change	09/30/18	% Change	4th Qtr 2018 Cost of Funds

Demand noninterest-bearing	$ 519,056	$ 438,500	18%	$ 509,188	2%	0.00%
Demand interest-bearing	1,042,561	807,736	29%	1,058,670	(2%)	1.18%
Money market and savings	676,993	700,322	3%	703,358	(4%)	0.82%
Certificates of deposit	154,257	116,737	32%	129,142	19%	1.39%
Total deposits	$ 2,392,867	$2,063,295	16%	$ 2,400,358	-%	0.83%

Deposits increased to $2.4 billion at December 31, 2018 compared to $2.1 billion at December 31, 2017 as the Company moves forward with its growth strategy to increase the number of stores and expand the reach of its banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. The Company recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 18%, year over year as a result of the successful execution of its strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	12/31/18	% of Total	12/31/17	% of Total	09/30/18	% of Total

Commercial real estate	$ 515,738	36%	$ 433,304	37%	$495,529	36%
Construction and land development	121,042	8%	104,617	9%	125,512	9%
Commercial and industrial	200,423	14%	173,343	15%	195,493	14%
Owner occupied real estate	367,895	26%	309,838	27%	358,956	26%
Consumer and other	91,136	6%	76,412	7%	86,922	6%
Residential mortgage	140,364	10%	64,764	5%	116,376	9%
Gross loans	$1,436,598	100%	$1,162,278	100%	$1,378,788	100%

Gross loans increased by $274 million, or 24%, to $1.4 billion at December 31, 2018 compared to $1.2 billion at December 31, 2017 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strong growth across all loan categories.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	12/31/18	09/30/18	12/31/17

Non-performing assets / capital and reserves	7%	8%	9%
Non-performing assets / total assets	0.60%	0.76%	0.94%
Quarterly net loan charge-offs / average loans	0.02%	(0.01%)	0.02%
Allowance for loan losses / gross loans	0.60%	0.59%	0.74%
Allowance for loan losses / non-performing loans	83%	60%	58%

The percentage of non-performing assets to total assets decreased to 0.60% at December 31, 2018, compared to 0.94% at December 31, 2017.  The ratio of non-performing assets to capital and reserves decreased to 7% at December 31, 2018 compared to 9% at December 31, 2017 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company’s capital ratios at December 31, 2018 were as follows:

	Actual 12/31/18 Bancorp	Actual 12/31/18 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	9.35%	8.21%	5.00%
Common Equity Ratio	13.90%	12.77%	6.50%
Tier 1 Risk Based Capital	14.53%	12.77%	8.00%
Total Risk Based Capital	15.03%	13.26%	10.00%
Tangible Common Equity	8.74%	7.88%	n/a

Total shareholders’ equity increased to $245 million at December 31, 2018 compared to $226 million at December 31, 2017. Book value per common share increased to $4.17 at December 31, 2018 compared to $3.97 per share at December 31, 2017.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	January 28, 2019
Time:	10:00am (EDT)
From the U.S. dial:	(866) 436-9172 [Toll Free] or (630) 691-2760
Participant Pin:	48161934#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twenty-five stores located in the Greater Philadelphia and Southern New Jersey market place.  Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2017 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,	December 31,
(dollars in thousands, except per share amounts)	2018	2018	2017

ASSETS
Cash and due from banks	$35,685	$37,303	$36,073
Interest-bearing deposits and federal funds sold	36,788	108,996	25,869
Total cash and cash equivalents	72,473	146,299	61,942

Securities - Available for sale	321,014	487,524	464,430
Securities - Held to maturity	761,563	485,291	472,213
Restricted stock	5,754	1,916	1,918
Total investment securities	1,088,331	974,731	938,561

Loans held for sale	26,291	32,839	45,700

Loans receivable	1,436,598	1,378,788	1,162,278
Allowance for loan losses	(8,615)	(8,084)	(8,599)
Net loans	1,427,983	1,370,704	1,153,679

Premises and equipment	87,661	81,912	74,947
Other real estate owned	6,223	6,768	6,966
Other assets	44,335	43,953	40,552

Total Assets	$2,753,297	$2,657,206	$2,322,347

LIABILITIES
Non-interest bearing deposits	$519,056	$509,188	$438,500
Interest bearing deposits	1,873,811	1,891,170	1,624,795
Total deposits	2,392,867	2,400,358	2,063,295

Short-term borrowings	91,422	-	-
Subordinated debt	11,259	11,257	21,681
Other liabilities	12,560	9,767	10,911

Total Liabilities	2,508,108	2,421,382	2,095,887

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	593	593	575
Additional paid-in capital	269,147	268,613	256,285
Accumulated deficit	(8,716)	(10,873)	(18,983)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(11,927)	(18,601)	(7,509)

Total Shareholders' Equity	245,189	235,824	226,460

Total Liabilities and Shareholders' Equity	$2,753,297	$2,657,206	$2,322,347

Republic First Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share amounts)	2018	2018	2017	2018	2017

INTEREST INCOME
Interest and fees on loans	$17,555	$16,764	$13,576	$64,045	$50,094
Interest and dividends on investment securities	7,279	6,641	5,568	27,182	20,178
Interest on other interest earning assets	459	153	265	847	577
Total interest income	25,293	23,558	19,409	92,074	70,849

INTEREST EXPENSE
Interest on deposits	5,103	3,642	2,222	14,432	7,418
Interest on borrowed funds	210	770	320	1,738	1,366
Total interest expense	5,313	4,412	2,542	16,170	8,784

Net interest income	19,980	19,146	16,867	75,904	62,065
Provision for loan losses	600	500	400	2,300	900
			.
Net interest income after provision for loan losses	19,380	18,646	16,467	73,604	61,165

NON-INTEREST INCOME
Service fees on deposit accounts	1,589	1,386	1,084	5,476	3,904
Mortgage banking income	2,285	2,580	2,619	10,233	11,170
Gain on sale of SBA loans	451	816	1,063	3,105	3,378
Loss on sale of investment securities	(66)	-	(85)	(67)	(146)
Other non-interest income	629	349	331	1,575	1,791
Total non-interest income	4,888	5,131	5,012	20,322	20,097

NON-INTEREST EXPENSE
Salaries and employee benefits	11,351	11,203	10,159	44,082	37,959
Occupancy and equipment	3,410	3,260	2,947	13,493	11,774
Legal and professional fees	642	773	953	3,033	2,877
Foreclosed real estate	707	378	2,388	1,588	4,092
Regulatory assessments and related fees	417	396	359	1,675	1,367
Other operating expenses	5,530	4,823	4,816	19,850	17,207
Total non-interest expense	22,057	20,833	21,622	83,721	75,276

Income (loss) before benefit for income taxes	2,211	2,944	(143)	10,205	5,986

Provision (benefit) for income taxes	54	622	(2,881)	1,578	(2,919)

Net income	$2,157	$2,322	$2,738	$8,627	$8,905

Net Income per Common Share
Basic	$0.04	$0.04	$0.05	$0.15	$0.16
Diluted	$0.04	$0.04	$0.05	$0.15	$0.15

Average Common Shares Outstanding
Basic	58,789	58,774	56,988	58,358	56,933
Diluted	59,672	59,774	58,360	59,407	58,250

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	December 31, 2018			September 30, 2018			December 31, 2017

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$80,416	$459	2.26%	$29,163	$153	2.08%	$82,918	$265	1.27%
Securities	1,068,065	7,315	2.74%	1,018,910	6,676	2.62%	888,862	5,616	2.53%
Loans receivable	1,427,260	17,660	4.91%	1,390,894	16,873	4.81%	1,171,771	13,743	4.65%
Total interest-earning assets	2,575,741	25,434	3.92%	2,438,967	23,702	3.86%	2,143,551	19,624	3.63%

Other assets	134,411			135,139			126,904

Total assets	$2,710,152			$2,574,106			$2,270,455

Interest-bearing liabilities:

Demand non interest-bearing	$528,568			$513,292			$421,841
Demand interest-bearing	1,073,140	3,192	1.18%	861,607	1,948	0.90%	776,203	945	0.48%
Money market & savings	702,322	1,444	0.82%	699,081	1,308	0.74%	693,684	942	0.54%
Time deposits	133,675	467	1.39%	126,378	386	1.21%	120,067	335	1.11%
Total deposits	2,437,705	5,103	0.83%	2,200,358	3,642	0.66%	2,011,795	2,222	0.44%

Total interest-bearing deposits	1,909,137	5,103	1.06%	1,687,066	3,642	0.86%	1,589,954	2,222	0.55%

Other borrowings	24,354	210	3.42%	127,150	770	2.40%	23,621	320	5.37%

Total interest-bearing liabilities	1,933,491	5,313	1.09%	1,814,216	4,412	0.96%	1,613,575	2,542	0.63%
Total deposits and
other borrowings	2,462,059	5,313	0.86%	2,327,508	4,412	0.75%	2,035,416	2,542	0.50%

Non interest-bearing liabilities	9,690			10,363			9,560
Shareholders' equity	238,403			236,235			225,479
Total liabilities and
shareholders' equity	$2,710,152			$2,574,106			$2,270,455

Net interest income		$20,121			$19,290			$17,082
Net interest spread			2.83%			2.90%			3.00%

Net interest margin			3.10%			3.14%			3.16%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the twelve months ended			For the twelve months ended
(dollars in thousands)	December 31, 2018			December 31, 2017

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$40,931	$847	2.07%	$48,148	$577	1.20%
Securities	1,037,810	27,316	2.63%	811,269	20,466	2.52%
Loans receivable	1,340,117	64,455	4.81%	1,090,851	50,687	4.65%
Total interest-earning assets	2,418,858	92,618	3.83%	1,950,268	71,730	3.68%

Other assets	131,369			115,770

Total assets	$2,550,227			$2,066,038

Interest-bearing liabilities:

Demand non interest-bearing	$488,995			$372,171
Demand interest-bearing	918,508	7,946	0.87%	687,586	3,020	0.44%
Money market & savings	697,135	4,898	0.70%	629,464	3,160	0.50%
Time deposits	128,892	1,588	1.23%	110,952	1,238	1.12%
Total deposits	2,233,530	14,432	0.65%	1,800,173	7,418	0.41%

Total interest-bearing deposits	1,744,535	14,432	0.83%	1,428,002	7,418	0.52%

Other borrowings	73,573	1,738	2.36%	35,429	1,366	3.86%

Total interest-bearing liabilities	1,818,108	16,170	0.89%	1,463,431	8,784	0.60%
Total deposits and other borrowings	2,307,103	16,170	0.70%	1,835,602	8,784	0.48%

Non interest-bearing liabilities	9,431			8,942
Shareholders' equity	233,693			221,494
Total liabilities and shareholders' equity	$2,550,227			$2,066,038

Net interest income		$76,448			$62,946
Net interest spread			2.94%			3.08%

Net interest margin			3.16%			3.23%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2018	2018	2017	2018	2017

Balance at beginning of period	$8,084	$7,566	$8,258	$8,599	$9,155

Provision charged to operating expense	600	500	400	2,300	900
	8,684	8,066	8,658	10,899	10,055

Recoveries on loans charged-off:
Commercial	5	18	1	152	119
Consumer	-	1	-	2	1
Total recoveries	5	19	1	154	120

Loans charged-off:
Commercial	(68)	-	(19)	(2,219)	(1,523)
Consumer	(6)	(1)	(41)	(219)	(53)

Total charged-off	(74)	(1)	(60)	(2,438)	(1,576)

Net (charge-offs) recoveries	(69)	18	(59)	(2,284)	(1,456)

Balance at end of period	$8,615	$8,084	$8,599	$8,615	$8,599

Net (charge-offs) recoveries as a percentage of average loans outstanding	0.02%	(0.01%)	0.02%	0.17%	0.13%

Allowance for loan losses as a percentage of period-end loans	0.60%	0.59%	0.74%	0.60%	0.74%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2018	2018	2018	2018	2017

Non-accrual loans:
Commercial real estate	$9,463	$12,661	$13,297	$13,322	$13,973
Consumer and other	878	818	809	810	872
Total non-accrual loans	10,341	13,479	14,106	14,132	14,845

Loans past due 90 days or more
and still accruing	-	-	-	-	-

Total non-performing loans	10,341	13,479	14,106	14,132	14,845

Other real estate owned	6,223	6,768	6,559	6,966	6,966

Total non-performing assets	$16,564	$20,247	$20,665	$21,098	$21,811

Non-performing loans to total loans	0.72%	0.98%	1.07%	1.13%	1.28%

Non-performing assets to total assets	0.60%	0.76%	0.81%	0.85%	0.94%

Non-performing loan coverage	83.31%	59.97%	53.64%	47.06%	57.93%

Allowance for loan losses as a percentage of total period-end loans	0.60%	0.59%	0.57%	0.53%	0.74%

Non-performing assets / capital plus allowance for loan losses	6.53%	8.30%	8.51%	8.76%	9.28%